EXHIBIT 15.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement No. 333-156486 and No. 333-151271 on Form S-8 of Fanhua Inc. of our report dated April 19, 2017, with respect to the consolidated statement of financial position of Sincere Fame International Limited and its subsidiaries as of December 31, 2016, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the year then ended, which report appears in the annual report on Form 20-F of Fanhua Inc. for the year ended December 31, 2016.

Our report dated April 19, 2017 contains an explanatory paragraph that states that the accompanying consolidated statements of financial position of Sincere Fame International Limited and its subsidiaries as of December 31, 2015 and January 1, 2015 and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the year ended December 31, 2015 were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

/s/ KPMG Huazhen LLP

Guangzhou, China
April 19, 2017